Certain portions of this exhibit have been omitted based upon a request for confidential treatment. Omitted portions have been separately filed with the Commission.

                                                                  EXHIBIT 10.23

                       RESEARCH AND DEVELOPMENT AGREEMENT

         This RESEARCH AND DEVELOPMENT AGREEMENT (hereinafter the "Agreement") is made as of this 27th day of September, 1996, by and between COMPUTER MOTION, INC., a California corporation, having its principal place of business at 130-B Cremona Drive, Goleta, California, 93117, (hereinafter referred to as "CMI"), and THE MILTON S. HERSHEY MEDICAL CENTER AT THE PENNSYLVANIA STATE UNIVERSITY, a Pennsylvania corporation, having its principal place of business at 500 University Drive, Hershey, Pennsylvania, 17033, and its subsidiaries and affiliates (hereinafter referred to as "HMC").

                                R E C I T A L S :

         A. CMI has developed or acquired substantial expertise, know-how and technical information relating to the design, development, manufacture and testing of hardware and software for a robotic microsurgery system and HMC has substantial knowledge, expertise, know-how and technical information relating surgical procedures and operating room protocols (hereinafter referred to collectively as "Proprietary Information");

         B. CMI is in the process of developing and refining its Zeus Microsurgery Robotic System (the "Robotic System" described in Appendix A);

         C. CMI has developed or acquired rights to valuable hardware and software incorporated in the Robotic System (hereinafter referred to collectively as "Technology") and holds patent, copyright, trade secret, trade identity and other proprietary rights which exist in and to the Robotic System, Proprietary Information and Technology;

         D. CMI desires to have HMC assist in the development and refinement of the Robotic System and is willing to provide HMC a prototype Robotic System and certain support services in connection with HMC's use thereof on such terms and conditions as are provided herein; and

         E. HMC is a not-for-profit academic research institution with significant expertise in the area of surgery.

                               A G R E E M E N T :

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CMI and HMC, intending to be legally bound, have agreed and do hereby agree as follows:


1.       LOCATION OF DEFINITIONS

         (a)  "Claims" shall be defined as set forth in Paragraph 9(b).

         (b) "CMI" shall be defined as set forth in the opening paragraph of this Agreement.

         (c) "Deliverable Items" shall be defined as set forth in Paragraph 2(a) and Exhibit A.

         (d)  "Development Offset Fee" shall be defined as set forth in Exhibit
              B.

         (e) "HMC" shall be defined as set forth in the opening paragraph of this Agreement.

         (f) "Proprietary Information" shall be defined as set forth in Recital A and Paragraph 7(a).

         (g) "Production Version" shall be defined as set forth in Paragraph 10(a).

         (h) "Robotic System" shall be defined as set forth in Recital B and Appendix A.

         (i)  "Technology" shall be defined as set forth in Recital C.

         (j) "Work" shall be defined as set forth in Paragraph 3(b) and Appendix B.


2.       AGREEMENTS OF CMI

         (a) CMI agrees to use diligent, good faith efforts to deliver the "Deliverable Items" as listed on Exhibit A on the schedule specified on Exhibit B.

         (b) From the date specified on Exhibit B and throughout the term of this Agreement, CMI shall retain and have in place a Clinical Engineer, to be primarily stationed at HMC, with principle responsibility for the day-to-day operations and activities relating to the Robotic System. The responsibilities of the Clinical Engineer shall include, but not be limited to the following:

             (i) The coordination of quarterly engineering meetings the location of which shall alternate between Santa Barbara and Hershey;

             (ii) Arranging conference calls no less than monthly between CMI engineering personnel and the clinical staff of HMC;

             (iii) Make hardware retrofit and software upgrades directly related to the Robotic System;

             (iv) Training relating to CMI's modifications and improvements to hardware and software incorporated into the Robotic System; and

             (v) General ongoing support of clinical studies and research relating to the Robotic System, as described in Appendix B.

         (c) CMI shall furnish HMC with all available information solely developed by CMI relating to the Robotic System and such other materials as may be reasonably requested in writing by HMC. In addition, CMI management and engineering personnel shall be available to answer questions and provide telephone consultation to HMC's medical and clinical personnel, such availability to be coordinated by the Clinical Engineer.

         (d) CMI shall reimburse HMC up to [*] per animal lab performed at HMC's facilities, up to an aggregate of [*], during the term of this Agreement. All such animal labs must be approved in advance by CMI in order to be eligible for reimbursement.

3.       AGREEMENTS OF HMC

         (a) HMC agrees to pay CMI the amounts set forth at the times specified on Exhibit B, such payments to be effected by bank draft or by bank wire transfer into an account designated by CMI, as specified in writing by CMI not less than three (3) business days prior to the date such payment is due.

         (b) HMC agrees to utilize the Robotic System in the performance of surgical procedures and to utilize its facilities, clinical personnel and their expertise to further develop and refine the Robotic System and the Technology, as described in Appendix B ("Work"). Efforts pursuant to this Paragraph 3(b) shall be in partial consideration for the use of the Robotic System during the term hereof and shall be uncompensated unless provided for under Paragraph 4(b).

         (c ) HMC shall, at its sole cost and expense, during the term of this Agreement, provide:

             (i) Secure space for the storage and utilization of the Robotic System for the conduct of the Work;

             (ii) Office space, standard office supplies and general office support services for utilization by the Clinical Engineer in the performance of his/her duties under this Agreement;

         (d) HMC shall provide CMI with reasonable access to its clinical and administrative personnel, its operating rooms and training facilities in furtherance of the rights and obligations provided under this Agreement. HMC shall, within thirty (30) days of the date hereof, designate a liaison whom shall act as CMI's primary contact at HMC, such designation to be subject to change from time to time by HMC's written notice to CMI.

         (e) HMC shall fund mutually agreed upon hardware design modifications, such modifications to be invoiced at CMI's actual cost, not to exceed [*] in the aggregate. HMC shall have the right to approve all such hardware design modifications in advance of incurring any liability, as described in this Paragraph 3(e). Reasonable approval of such hardware design modifications will not be withheld. HMC shall have no right to unilaterally initiate or otherwise execute such hardware design modifications which are not agreed to in advance by CMI. Any amounts payable under this Paragraph 3(e) shall be payable by HMC within thirty (30) days of being submitted a written invoice with respect thereto by CMI.


4.       OWNERSHIP OF THE WORK

         (a) HMC and CMI each acknowledge and agree that all Intellectual Property rights made or discovered pursuant to this Agreement made solely by both party's employees and with the use of that party's facilities, will solely be owned by that party, subject to the license option granted herein, and that any and all Intellectual Property rights made jointly by employees or on the facilities of both HMC and CMI pursuant to this Agreement will be jointly owned ("Joint Intellectual Property"), as determined in accordance with US laws of inventorship.

         (b) In the case of Joint Intellectual Property, CMI shall have a six
(6) month option to obtain an exclusive, royalty-bearing license for such Joint Intellectual Property. Such six (6) month period shall begin to run from the date that CMI receives a written report from HMC as set out hereinbelow in Paragraph 4(d). The terms to obtain or license such Intellectual Property will be fairly based upon the amount of contribution made by HMC and its employees in the Invention.

         (c) In the case of wholly-owned HMC Intellectual Property, HMC grants to CMI a non-exclusive license to make, use or sell Intellectual Property developed at HMC under the terms of this Agreement under either of the following conditions: 1) CMI has background patent rights to the Intellectual Property, or
2) the invention physically attaches to the Robotic System. CMI shall have a six
(6) month option to obtain an exclusive, royalty bearing license for such Intellectual Property. Such six (6) month period shall begin to run from the date that CMI receives a written report from HMC as set out hereinbelow in Paragraph 4(d). The terms to obtain or license such Intellectual Property will be fairly based upon the standard rates for the industry, and shall include the right of reassignment of the Intellectual Property to CMI.

         (d) The form of compensation contemplated under Paragraphs 4(b) and (c) shall be royalty payments on sales of the Robotic System incorporating the improvement. In order to allow an evaluation of the modification, improvement or enhancement, HMC will submit a written report describing in reasonable detail the nature of the Improvements which may be compensable under the terms of Paragraphs 4(b) and (c). Such report shall be presented to CMI not more than forty-five (45) days after the origination of the idea or concept relating to the Robotic System or the Technology. CMI shall have sole and exclusive right to prosecute and maintain any and all patents arising from the activities contemplated by this Agreement, including any Improvement.

         (e) HMC acknowledges that no such title to any such enhancements, modifications, improvements, updates or derivative works made by HMC to the Technology, and related documentation, is granted under this Agreement, and that no such assertion shall be made by HMC. In addition, CMI will not be estopped from utilizing written technical information relating to the Technology or the Robotic System which may be developed solely by HMC or jointly by both parties. Notwithstanding anything to the contrary in this Paragraph 4(e), HMC shall not assign or sublicense its right to develop, modify and enhance the Technology to any entity (other than a subsidiary of HMC or any entity into which HMC merges or which acquires substantially all of the stock or assets of HMC) without the prior written consent of CMI, which shall not be unreasonably withheld.

         (f) The provisions of this Section 4 shall survive termination or cancellation of this Agreement.

5.       ARBITRATION

         (a) Both parties acknowledge the strategic needs of CMI to retain rights to the physical modification of the Robotic System and the development of methods of use with commercial applications. In the event that HMC and CMI are unable to reach mutually-acceptable terms on any royalty bearing license related to this Agreement within a period of six (6) months as defined hereinabove, the Parties agree to seek arbitration.

         (b) All controversies and/or disputes arising out of attempts to license Intellectual Property shall be decided by one sole arbitrator. Written notice of any dispute shall be given by the aggrieved party, specifying the nature of the dispute and the relief requested. If Agreement cannot be reached within fourteen days of written notice:

         (c) The Parties shall select a single arbitrator who shall be independent and without conflict of interest. If the parties cannot agree within fourteen (14) days, then each party shall select one arbitrator and the two arbitrators shall then select a third. Each party shall be responsible for half the cost of the arbitration. All pre-hearing, hearing and post-hearing procedures shall be governed by the Arbitration Rules of the American Arbitration Association then in effect. The arbitrator shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the parties and shall issue a written decision explaining the basis for the decision and award.


6.       EXPENSES

         Each party shall pay its own expenses incurred by such party while engaged in the performance of their respective duties under this Agreement, except as otherwise set forth in this Agreement.


7.       CONFIDENTIALITY

         (a) Each party acknowledges and agrees that certain information which it may receive from the other party will be proprietary information to the disclosing party. Such information includes but is not limited to:

             (i) the fact that the disclosing party intends to develop or has developed the Robotic System;

             (ii) any information concerning the Robotic System and its intended marketing;

             (iii) any information concerning the terms and conditions of this
                   Agreement; except that CMI or HMC may disclose such terms and conditions as may be required by law;

             (iv) nonpublic information concerning the business or finances of the disclosing party; and

             (v) any other information which if disclosed to a third party could adversely affect a competitive advantage of the disclosing party, including expertise, know-how and technical information relating to the design, development, manufacture and testing of Technology integrated or to be integrated into the Robotic System.

         All of (i) through (v) shall be collectively referred to herein as "Proprietary Information".

         (b) Each party agrees, both during and after the term of this Agreement, to hold in confidence all Proprietary Information of the other party and to use at least the same degree of care to prevent the unauthorized copying, use and/or disclosure of the other party's Proprietary Information that it uses to protect its own confidential information of like importance. Further, each party agrees to have each of its employees, consultants, and subcontractors having access to Proprietary Information sign an agreement to protect such confidential information. All confidential information shall be marked as such and sent to a sole point of contact for either party.

         (c) HMC agrees that CMI shall have the right to approve in advance the content, time, place and manner of any announcement or other such statement pertaining to this Agreement and the subject matter hereof, which approval shall not be unreasonably withheld. Information which CMI will not approve for public disclosure thereof includes, without limitation, the financial arrangements, development and delivery schedules.

         (d) Each party's respective obligation to hold the other party's Proprietary Information in strict confidence shall not apply to any information that:

             (i) becomes known to the general public without breach of the non-disclosure obligations of this Agreement;

             (ii) is disclosed by the owner of the Proprietary Information to others without restriction on disclosure;

             (iii) is obtained from a third party without breach of a legal, contractual or fiduciary obligation;

             (iv) is required to be disclosed in connection with any suit, action or other dispute related to this Agreement; or

             (v)   independently developed by either party.

         (e) Each party agrees that the unauthorized use or disclosure of the other party's Proprietary Information may cause irreparable injury to the party concerned. Accordingly, both parties agree that the remedy at law for any breach of this Section 7 may be inadequate and, in recognition thereof, agree that the party suffering from unauthorized use or disclosure shall be entitled to ex parte injunctive relief to prevent any such breach or threatened breach, without any requirement that such party post any bond therefor. Both parties further agree that all confidentiality commitments hereunder shall survive any cancellation or termination of this Agreement.


8.       PROTECTION OF PROPRIETARY RIGHTS

         Both parties agree to use best efforts and shall take all reasonable actions within the limits of their respective organizations to ensure the protection of the Technology and Work, and any Intellectual Property developed therefrom.


9.       CMI'S WARRANTIES AND INDEMNIFICATIONS

         (a) CMI represents and warrants to HMC as follows:

             (i) CMI possesses full power and authority to enter into this Agreement, and to carry out its obligations hereunder.

             (ii) With respect to any intellectual property to be developed by CMI which CMI will disclose to HMC in performance of this Agreement, CMI warrants that it has the right to make use and disclosure thereof without liability to any third party.

             (iii) The performance of the terms of this Agreement and the performance of CMI's duties hereunder will not breach any separate agreement by which CMI is bound, or violate or infringe any rights of any third party. CMI shall not, at any time during the term of this Agreement commit any act or enter into any agreement or understanding with any third party which is inconsistent or in conflict with this Agreement.

             (iv) There is presently no litigation or other claim, pending or threatened, nor a fact which may be the basis of any claim, against CMI which would restrict or prohibit the transactions contemplated by this Agreement. CMI has not taken any action or failed to take any action which would interfere with the rights of HMC under this Agreement.

         (b) CMI agrees to indemnify and hold HMC and its officers, directors, agents and employees harmless from and against (i) any Claims of third parties to the extent caused by defects in the design and/or manufacture of the Robotic System and (ii) any and all Claims which arise from the Robotic System or the Technology's alleged breach of patent or other intellectual property right of others. If such a Claim is made or appears possible, HMC agrees to allow CMI to modify or replace the allegedly infringing component. CMI has no obligation under this Section 9 for any Claim to the extent based on HMC's modification of the Robotic System or the Technology or its combination, operation, or use with any other product, data or apparatus not specified or provided by CMI.

         (c) The representations, warranties and indemnification rights set forth in this Agreement shall survive execution of this Agreement, the performance of the obligation of CMI hereunder and cancellation or termination of this Agreement.



10.      TERM AND CANCELLATION

         (a) The term of this Agreement shall commence on the date hereof and continue until CMI delivers a Production Version of the Robotic System, unless canceled or terminated earlier in accordance with the provisions of this Agreement. A Production Version of the Robotic System is defined as a system which has received all required federal regulatory approvals and is being actively marketed on the open market.

         (b) CMI or HMC may cancel this Agreement on thirty (30) days written notice to such other party without any liability whatsoever, excepting rights or remedies provided pursuant to other provisions of this Agreement. The Robotic System and all materials provided to HMC by CMI under this Agreement shall be returned promptly to CMI upon the termination of this Agreement. In the event of termination, MHC will retain any and all specific rights to Intellectual Property, as set forth in Section 4 herein, accrued during the term of this Agreement.

         (c) Any unpaid Development Offset Fees payable at the time of any cancellation or termination of this Agreement shall be prorated for the portion of the applicable quarter during which this Agreement is in effect. Such prorated fees and any other amounts payable hereunder shall be due and payable in full upon such cancellation or termination.


11.      GENERAL

         (a) Any notice required or permitted to be sent hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or Federal Express, to the appropriate party at the address set forth above, or to such other address as such party shall have designated by notice hereunder.

         (b) This Agreement does not constitute HMC as the agent or legal representative of CMI, or CMI as the agent or legal representative of HMC for any purpose whatsoever. Neither party is granted any express or implied right or authority by the other party to assume or to create any obligation or responsibility in behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

         (c) HMC shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes, and other similar taxes or charges on the payments received by its agents or employees and CMI shall be responsible for any withholding taxes, payroll taxes, disability insurance payments, unemployment taxes, and other similar taxes or charges on the payments received by the Clinical Engineer.

         (d) Neither party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of materials or supplies, or any other cause beyond the control of such party ("force majeure") provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to cure any such breach. In the event of any such force majeure, the time for performance or cure shall be extended for a period equal to the duration of the force majeure but not in excess of six (6) months.

         (e) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

         (f) Should any provision of this Agreement be held to be void, invalid, or inoperative, the remaining provisions hereof shall not be affected and shall continue in effect as though such unenforceable provision(s) had not been included herein. The name of this Agreement and the headings of the sections of this Agreement are inserted for convenience of reference only and shall not be used or relied upon in or in connection with the construction or interpretation of this Agreement.

         (g) No failure or delay by either party in exercising any right, power, or remedy hereunder shall operate as a waiver of any such right, power, or remedy. It is agreed that any remedies provided for in this Agreement shall be cumulative and shall not be exclusive of any other remedies available hereunder, or at law or in equity. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         (h) This Agreement, including the Exhibits and Appendixes hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof.

         (i) This Agreement may be executed in counterparts, but shall not be binding upon the parties until it has been signed by both parties.

         (j) (i) HMC recognizes that the public dissemination of information based upon the research performed under this Agreement cannot contain Proprietary Information nor should it jeopardize CMI's ability to commercialize the Robotic System. Similarly, CMI recognizes that the scientific results of HMC's research must be publishable and, subject to the confidentiality provision of the agreement, may be presented at symposium, national or regional professional meetings or be published in journals, theses, or dissertations.

             (ii) HMC agrees not to publish or otherwise disclose Proprietary Information. CMI agrees that HMC, subject to review by CMI, shall have the right to publish results related to the Work performed under the auspices of this Agreement which are not proprietary to the design or composition of specified products or processes derived from the Work. CMI shall be furnished copies of any proposed publication or presentation at least (sixty) 60 days before submission of such proposed publication or presentation. During that time, CMI shall have the right to review the material for Proprietary Information provided by the CMI and to assess the patentability of any invention described in the material. If CMI decides that a patent application should be filed, the publication or presentation shall be delayed an additional seventy-five (75) days or until a patent application is filed, whichever is sooner. At CMI's request, Proprietary Information provided by CMI shall be deleted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.



HMC:                                       CMI:

THE MILTON S. HERSHEY                      COMPUTER MOTION, INC.
MEDICAL CENTER AT THE
PENNSYLVANIA STATE UNIVERSITY



By: _____________________________          By: _________________________________

Name: ___________________________          Name: _______________________________

Title: __________________________          Title: ______________________________


By: _____________________________

Name: ___________________________

Title: __________________________

                                    EXHIBIT A

                                Deliverable Items


1.       Fully executed copy of this Agreement.

2.       One (1) prototype of the Robotic System.

3.       Retention of Clinical Engineer.

4.       Hardware upgrades and design modifications.

                                    EXHIBIT B

                   Schedule of Payments and Deliverable Items



                   Description of
                Payment or Milestone                                Delivery Date                     Payment
                --------------------                                -------------                     -------
Upon signing of this agreement by CMI and HMC          Date hereof                                      [*]
Pro-rata portion of initial Quarterly Development      Date hereof                                      TBD
Offset Payment, prorated for partial quarter
Delivery of prototype Robotic System                   Within 90 days of the date hereof                [*]
Post-delivery payment due                              Within 30 days after delivery of                 [*]
                                                       prototype Robotic System
Retain Clinical Engineer                               Within 15 days of delivery of the
                                                       Robotic System
Animal Trials (PAYABLE BY CMI)                         Within 30 days of Invoice                        [*]
Hardware Upgrades                                      Within 30 days of Invoice                        [*]
Development Offset Fees                                1st day of each calendar quarter                 [*]
                                                       during the Term of this Agreement

----------------

(a) This figure represents CMI's maximum obligation. The ultimate amount will be based on actual costs, as incurred, and may be less than this figure.

(b) This figure represents HMC's maximum obligation. The ultimate amount will be based on actual costs, as incurred, and may be less than this figure.

                                   APPENDIX A

                                 ROBOTIC SYSTEM


1.  Robotic Surgical Instruments
            o  Instrument Tips
            o  Two Robotic System Robotic Arms
            o  2 robot cables
            o  2 10 mm collars
            o  2 sets of instrument changing hardware
            o  2 sets of hand controls
            o  2 DS Controller Boxes
            o  2 carts and means for connecting them

2.  Surgeon Control Handles
            o  Handles
            o  Handle base
            o Actuation cable which enables grasping action at the instrument tips

3.  AESOP 1000 System
            o  Robotic laparoscopic positioner
            o  Hand and foot controls
            o  Computer controller
            o  Cart
            o  10mm collar

4.  IBM Compatible Personal Computer
            o  2 free serial ports with minimum 38.4 Kbytes communication rate
            o  2 cables to connect the AESOP 1000DS serial ports
            o  Keyboard, monitor and personal computer
            o  User interface software

5.  Other Equipment
            o  Cart for storing all AESOP controllers and PC
            o  3 table rail simulators and clamps

                                   APPENDIX B

                  ROBOTIC SYSTEM RESEARCH AND DEVELOPMENT PLAN

This Appendix is intended to generally describe the primary tasks to be performed by HMC and CMI in the development of the Robotic System, which is described more fully in Appendix A. Due to the development nature of this endeavor, it is understood by both HMC and CMI that other tasks, not outlined herein, may arise from time to time that are critical to proper completion of this Research and Development Plan.

This Robotic System Research and Development schedule is broken into 5 phases. The phases are designed to ensure an orderly and thorough progression for each target procedure. This schedule will allow an optimal sequencing of technical, clinical, and regulatory developments. It is important that the sequence and content of each phase is adhered to. The length of time at each phase will be dependent on several factors: surgeon time commitment, complexity of the clinical objective, the nature of the technical changes required, and certain regulatory milestones.

Phases 1 and 2 are generic and apply to all surgeons participating in the project. Phases 3-5 are specific to target procedures, with each procedure progressing at different rates. For example, the development of less complicated abdominal procedures will progress through the phases more rapidly than coronary grafting research.

This staging is an important part of the underlying regulatory strategy we will employ in clearing the product through the FDA. The on-site Clinical Engineer ("CE") will maintain master phase schedules of each specific clinical project and monitor the progress of each schedule.

PHASE 1:  SYSTEM INSTALLATION

Phase Overview and Concepts
In phase 1, the CE will physically install the Robotic System in a safe, controlled environment. In addition to physically installing and configuring the system, the following activities are performed by the CE during this period:

            o Establish data collection and tracking processes, including IDE bench testing processes, surgeon skills measurement processes, Robotic System configuration tracking methods.

            o  Setup laparoscopic skills trainers.

            o  Demonstrate and promote Robotic System to the key surgeons.

            o Conduct an orientation meeting in which surgeons are presented with the development schedule.

            o Secure key surgeons' time commitments and develop a Robotic System Master Schedule.

Length of Phase
o     2 weeks

Resources Needed
o     Full-time On-site CE

o     Lab Setting for Robotic System demonstrations

o     Facilities support (e.g., wiring, electrical, logistical, etc.)

o 2-3 hours of surgeon time to attend orientation and arrange Robotic System Master Schedule

PHASE 2: ROBOTIC SYSTEM SKILLS DEVELOPMENT

Phase Overview and Concepts
The CE is the gatekeeper to the Robotic System and will maintain the Robotic System Master Schedule. All users must schedule their time through the CE. The CE must be present at any time the system is in use. Data collection will be done primarily by the CE, although each surgeon must first understand and agree with the data collection goals.

During this phase, the surgeons will become familiar with the Robotic System and begin to benchmark their basic laparoscopic skills, both with and without the Robotic System. At this phase, all work will be done in an inanimate setting. Minimum levels of competency with the system are required to progress to the next phase. Engineering changes will continue during this phase, based on surgeon feedback.

Laparoscopic Skills With and Without  Robotic System
During this phase, laparoscopic skills are tested and quantitatively measured in a dry lab setting. CMI has developed standardized drills for basic laparoscopic skills and suturing skills development. Each surgeon's skills will be measured performing these drills both with and without the Robotic System.

This inanimate testing will continue for each user until there is a quantitative plateau of the data (i.e., testing will terminate once each user can demonstrate they have traversed the Robotic System's basic skills the learning curve).

Data Collection and Record Keeping
A record is kept of all users, time spent, and activities performed on the Robotic System. The CE will record both qualitative and quantitative observations on:

            o  laparoscopic skill tests

            o  areas of strength and weakness with the Robotic System

            o  desired functional changes

The CE will provide feedback to CMI on technical issues as well as surgeon feedback on potential clinical applications of the Robotic System. IDE bench-test data will be recorded per the requirements of Computer Motion's Regulatory Affairs guidelines.

Length of Phase
o     6 weeks

Resources Needed

o     Full-time, on-site CE

o     Dry lab Setting for the Robotic System

o     Surgeons: One 1/2-day per week

PHASE 3: PROCEDURE DEVELOPMENT

Phase Overview and Concepts
In this phase, the target procedures are identified by each discipline. These procedures are broken into steps and the applicability of the Robotic System is examined in its current state as well with feasible changes. Some engineering changes will be likely at this stage based on specialized instruments needed to proceed with procedures.

Target procedures

Lap general surgery:
o     small bowel reanastomosis
o     bile duct reconstruction
o     aortic bypass and other vascular anastomosis

Lap urology:
o     pyloplasty
o     radical prostatectomy

Lap gynecology:
o     tubal reanastomosis

Open microsurgery procedures:
o     opthamology
o     plastic surgery
o     neurosurgery

Thorocoscopy
o     valve replacement
o     angioplasty assistance
o     arrhythmia correction
o     coronary by-pass surgery

Surgeon Planning/Strategy
The surgeons will need to document each procedure, on a step-by-step basis. The applicability and usefulness of the Robotic System must then be determined for each step of the procedure. The instruments needed for the Robotic System can then be assessed and adapted by CMI engineering and the appropriate animal model can then be selected, based on the particular procedure to be performed.

Other activities at this phase include:
o     Determine successful animal trial
o     outcome measures.
o Establish port placements, room setup, and the Robotic System setup strategy.
o     Document protocols for animals trials.
o Identify goals for publishing and public presentation, based on animate work.

Length of Phase
o     7 weeks

Resources Needed
o     Full-time, on-site CE
o     Dry lab Setting for the Robotic System
o     CMI technical support for instrument adaptations
o     Surgeons: Two 1/2-days per week

PHASE 4: CADAVER AND ANIMATE MODELS

Phase Overview and Concepts
In this phase, the Robotic System is used on cadaver and live animal models. The exact number of models required will be dependent on the difficulty of the procedure and on successful achievement of the desired outcomes.

This phase will also serve as an important data collection basis for IDE and IRB submission. Significant engineering changes are expected during this phase and might be one of the limiting factors for progression to the next phase, which will include human clinical trials.

Animal Trials Conducted
The number of trials needed will depend on procedure targeted, the IDE needs, the clinical challenge, and the relative success of the procedure outcomes. Each step of the procedures will be timed, as will the overall procedure. These times will be compared with those measured without the use of the Robotic System. Robotic System and non-Robotic System outcomes will also be evaluated, as appropriate. In addition, certain procedures may be included in a randomized study to compare the Robotic System and non-Robotic System procedures.

This phase will likely afford clinicians and CMI the opportunity to prepare and publish clinical papers, based on the outcomes of the animals trials.

Regulatory: preparation for clinicals

Various regulatory activities will occur during this phase in preparation for IDE, IRB, and 510(k) filings.

o     Establish the IDE animal trial data collection forms
o     File the IDE
o     File the hospital IRB

Cadaver Models
In addition to live animals trials, cadaver work may be necessary in some procedures. The following activities will need to be completed in connection with these cadaver trials.

o     Protocols and approvals completed
o     Procedures performed
o     Papers written

Length of Phase
o     21 weeks

Resources Needed
o     Full-time, on-site CE
o     Animal and cadaver lab facilities
o     CMI technical support for engineering changes
o     Surgeons: Two 1/2-days per week

PHASE 5:  HUMAN TRIALS

Phase Overview and Concepts
In this phase, the first human trials will be performed. This is clearly dependent on successful IDE and IRB clearance. These clinicals will be performed with Beta Robotic System that will have the look and feel of the pre-production systems that become the actual product.

These clinical trials will generate a great deal of media and clinical interest, and therefore it is critical that these initial procedures are successful. CMI shall approve all media coverage initiated by the Hospital during this phase.

Regulatory Objectives Prior to use on humans:
o IDE clearance must be obtained and all data collection forms and protocols completed.
o     IRB must be approved at the site.
o     All software and hardware changes must be completed and validated.

During this phase, 510(k) clearance will be filed for the applications indicated.

Note: The length of this phase is contingent upon a successful 510(k) filing. If the Robotic System is deemed to be a PMA approval device, then the human trials might be considerably longer. A PMA approval cycle would at least double the length of this phase.

Surgeon Activities
An initial number of trials will be performed to generate a clinical experience paper. This paper will be the basis for a follow-on study. A prospective, randomized study will then be initiated, based on performing the various procedures with and without the Robotic System, as appropriate. This follow-on study is expected to be published in surgical journals and will include the appropriate be statistical measures.

Length of Phase
o     25 weeks

Resources Needed
o     Full-time, on-site CE
o     OR support and facilities
o     CMI technical support for engineering changes
o     Surgeons: One 1/2-day per week in addition to normal surgery time